Exhibit 10.14
May 8, 2006
Mr. John M. Green
401 0 Fordham Road, NW
Washington, DC 20016
Dear John:
On behalf of comScore Networks, Inc., I am pleased to offer you the position of Chief Financial Officer with an anticipated start date of May 9, 2006. We are confident that you will play a key role in comScore’s continued success while helping us remain a leader in the provision of innovative and valuable marketing solutions.
In this position you will be reporting to Magid Abraham, Chief Executive Officer, and will work from comScore’s offices located in Reston, VA.
Your base salary will be $9615.40 bi-weekly (equivalent to an annual salary of $250,000), payable in accordance with comScore3s standard payroll practice and subject to applicable payroll deductions and withholdings.
In addition, each calendar year, you will be eligible for a target performance bonus of up to 30% of your base salary for the applicable year. Such bonus will be based on performance goals established by your manager, and payable annually after the conclusion of the calendar year, in accordance with comScore’s standard bonus payment practice and subject to applicable payroll deductions and withholdings. For the remaining period in 2006, your target bonus shall be prorated to account for the duration of your employment during 2006.
During your employment, you are eligible to participate in comScore’s standard benefits such as medical insurance, life insurance, sick leave, 401k and paid time off consistent with any eligibility requirements and standard company policy. comScore’s current vacation policy provides three (3) weeks paid vacation per year, earned on an accrual basis. The accompanying benefits brochure provides additional benefits information. Detailed benefits information will be provided in the comScore Employee Guide and in Summary Plan Descriptions, which will be available for your review on the first day of your employment.
Subject to approval of comScore’s Board of Directors at the next Board meeting scheduled for option approval, you will be granted an option to acquire 650,000 shares of comScore’s common stock at an exercise price equal to the fair market value of the stock on the date of the grant as

Mr. John M. Green
Date: May 8, 2006

determined by the Board, with certain option vesting acceleration rights, as further described below (the “Option Grant”). Unless such vesting is accelerated, the shares governed by the Option shall vest in equal monthly installments over four (4) years, beginning one month after your employment start date (e.g., 1148th of the Option shares shall vest two months after your employment start). In the event your employment with comScore ends before your options are fully vested, the vested portion may be exercised as provided in comScore’s standard Stock Option Agreement. Any options granted by comScore will be governed by the comScore Networks, Inc. 1999 Stock Plan and related Agreement.
In the event of a change of control for comScore whereby you lose your position as Chief Financial Officer, and are not provided with an alternative senior finance or accounting position within the surviving entity, the vesting for the unvested portion of the Option Grant shall accelerate and become fully vested as of the effective date of your termination. In the event of a change of control for comScore whereby you lose you position as Chief Financial Officer, and are provided with an alternative, but diminished, senior finance or accounting position within the surviving entity, the vesting for 162,500 unvested options of the Option Grant or the remaining unvested portion of the Option Grant, whichever is less, shall accelerate and become fully vested as of the date that you assume this alternative position within the surviving entity.
In the event of a termination without cause by comScore, you will be provided with a severance payment of 6 pay periods (or $57,692.40).
On your first day of employment, we will provide for your review a copy of a comScore Employee Guide via corn score’s intranet. As a comScore employee, you will be expected to abide by corn score’s rules and policies and acknowledge in writing that you have read the comScore Employee Guide. In addition, you are required to sign and comply with the attached Employment, Invention Assignment and Non-Disclosure Agreement which, among other things, prohibits unauthorized use or disclosure of comScore’s proprietary information. Please keep in mind that your employment will be at-will, which simply means that either you or comScore may terminate the relationship at any time for any reason, with or without cause.
By signing below, you acknowledge that you have apprised comScore of any and all contractual obligations that you may have that would prevent you from working at comScore, or limit your activities with comScore, including but not limited to any non-competition obligations to past employers.
The terms described in this letter, if you accept this offer, will be the terms of your employment and supersede any other agreements or promises made to you by anyone from comScore regarding these terms. This letter can only be modified by a written agreement signed by you

Mr. John M. Green
Date: May 8, 2006

and an authorized official of comScore. This offer is contingent upon you submitting the legally required proof of your identity and authorization to work in the United States, and upon the completion and satisfactory review of a background check.
If you wish to accept this offer, please return a signed copy of this letter to me. You may fax your signed offer letter to me at 703-438-2091.
We are very excited about the possibility of you joining comScore. We hope that you will accept this offer and help us in making comScore all it can be, to the lasting credit and economic benefit of us all.
Best Regards,
/s/ Magid Abraham
Magid Abraham
Chief Executive Officer
ACKNOWLEDGEMENT:
In response to this offer of employment please sign one only.
/s/ John M. Green 5/9/06 I accept the offer of employment.
                                                                                  I do not accept the offer of employment.